                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 7, 1998
                                                  ------------

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             OHIO                       0-27202                34-1803229
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)     (IRS Employer
        of incorporation)                                   Identification No.)

32000 Aurora Road, Solon, Ohio                                        44139
--------------------------------------------------------------------------------
    (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code      440 / 519-0500
                                                  --------------------------

2307 East Aurora Road, Suite One, Twinsburg, Ohio
--------------------------------------------------------------------------------
(Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS.

The attached financial statements of Advanced Lighting Technologies, Inc. (the "Company") give effect to the treatment of Microsun Technologies, Inc. as a discontinued operation and update the following previously-filed financial statements:

        1. The Company's Audited Consolidated Financial Statements for the year ended June 30, 1997, filed with the Company's Annual Report on Form 10-K.

In addition, this filing presents the following with respect to the Company:

        1. Unaudited Pro Forma Financial Information;

        2. Selected Financial Data; and

        3. Management's Discussion and Analysis of Financial Condition and Results of Operations for periods ending March 31, 1998 and 1997 and June 30, 1997, 1996 and 1995.


This information has been redacted from a preliminary prospectus contained in the Registration Statement on Form S-4, filed July 7, 1998, relating to the registration of an offer to exchange 8% Senior Notes due 2008 of the Company for outstanding 8% Senior Notes due 2008 of the Company. Reference is also made to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed on May 15, 1998 (the "Third Quarter 1998 10-Q").

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


       (c) Exhibits.

           10.1 Amendment No. 2 dated as of May 13, 1998 to Credit Agreement dated as of January 2, 1998 among the Company, certain financial institutions named therein and National City Bank, as Administrative Agent.

           23.1 Consent of Ernst & Young LLP, Independent Auditors.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ADVANCED LIGHTING TECHNOLOGIES, INC.
Audited Consolidated Financial Statements:
  Report of Ernst & Young LLP, Independent Auditors.........   F-2
  Consolidated Balance Sheets as of June 30, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Operations for the Years Ended
     June 30, 1997, 1996 and 1995...........................   F-4
  Statements of Consolidated Shareholders' Equity for the
     Years Ended June 30, 1997, 1996 and 1995...............   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     June 30, 1997, 1996 and 1995...........................   F-6
  Notes to Consolidated Financial Statements................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Advanced Lighting Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Advanced Lighting Technologies, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows, for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Lighting Technologies, Inc. as of June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                            /s/ Ernst & Young LLP

Cleveland, Ohio
September 25, 1997, except earnings per share amounts and Notes J, O and U as to which the date is March 30, 1998

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,   JUNE 30,
                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
ASSETS
  Current assets:
  Cash and cash equivalents.................................  $  4,198   $  1,682
  Short-term investments....................................     4,075         --
  Trade receivables, less allowances of $315 and $287.......    28,916     13,736
  Receivables from related parties..........................       346         98
  Inventories:
     Finished goods.........................................    21,143     10,344
     Raw materials and work-in-progress.....................     7,982      2,363
                                                              --------   --------
                                                                29,125     12,707
  Prepaid expenses..........................................     1,363        526
  Deferred taxes............................................     2,566      3,517
                                                              --------   --------
Total current assets........................................    70,589     32,266
Property, plant and equipment:
  Land and buildings........................................     6,143      2,304
  Machinery and equipment...................................    32,712     17,298
  Furniture and fixtures....................................     7,704      2,994
                                                              --------   --------
                                                                46,559     22,596
  Less accumulated depreciation.............................     8,558      6,359
                                                              --------   --------
                                                                38,001     16,237
Deferred taxes..............................................       535        231
Receivables from related parties............................     1,209        913
Investments in affiliates...................................     7,565        638
Other assets................................................     8,954      2,447
Excess of cost over net assets of businesses acquired,
  net.......................................................     7,985      3,565
                                                              --------   --------
                                                              $134,838   $ 56,297
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current portion of long-term debt.....  $  3,731   $    972
  Accounts payable..........................................    15,773      8,790
  Payables to related parties...............................       699        434
  Employee-related liabilities..............................     2,674      1,859
  Accrued income and other taxes............................     1,689        263
  Other accrued expenses....................................     3,643      2,607
                                                              --------   --------
Total current liabilities...................................    28,209     14,925
Long-term debt..............................................    35,908     11,034
Other liabilities...........................................       463        161
Deferred taxes..............................................     4,226      3,583
Shareholders' equity
  Common stock..............................................        13         11
  Paid-in-capital...........................................    59,087     26,755
  Retained earnings (deficit)...............................     6,932       (172)
                                                              --------   --------
                                                                66,032     26,594
                                                              --------   --------
                                                              $134,838   $ 56,297
                                                              ========   ========

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1997       1996        1995
                                                              --------   ---------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                      DOLLAR AMOUNTS)
Net sales...................................................  $85,645    $ 54,636    $40,767
Costs and expenses:
  Cost of sales.............................................   45,703      29,164     21,899
  Marketing and selling.....................................   15,165       8,656      6,381
  Research and development..................................    5,097       2,894      1,673
  General and administrative................................    7,133       6,152      5,452
  Fiber optic joint venture formation costs.................      286          --         --
  Settlement of claims......................................      771       2,732         --
  Amortization of intangible assets.........................      397          90         55
  Restructuring.............................................       --          --       (121)
                                                              -------    --------    -------
Income from operations......................................   11,093       4,948      5,428
Other income (expense):
  Interest expense..........................................   (1,513)     (1,548)    (2,107)
  Interest income...........................................      845         232         33
                                                              -------    --------    -------
Income from continuing operations before income taxes and
  extraordinary charge......................................   10,425       3,632      3,354
Income taxes................................................    2,869         965        212
                                                              -------    --------    -------
Income from continuing operations before extraordinary
  charge....................................................    7,556       2,667      3,142
Loss from discontinued operations, net of income tax
  benefits..................................................     (452)       (150)        --
                                                              -------    --------    -------
Income before extraordinary charge..........................    7,104       2,517      3,142
Extraordinary charge from early extinguishment of debt, net
  of income tax benefits....................................       --        (135)      (253)
                                                              -------    --------    -------
NET INCOME..................................................  $ 7,104    $  2,382    $ 2,889
                                                              =======    ========    =======
Earnings (loss) per share - Basic:
  Income from continuing operations.........................  $   .57    $    .14    $   .11
  Loss from discontinued operations.........................     (.03)       (.02)        --
  Extraordinary charge......................................       --        (.01)      (.04)
                                                              -------    --------    -------
EARNINGS PER SHARE - BASIC..................................  $   .54    $    .11    $   .07
                                                              =======    ========    =======
Earnings (loss) per share - Diluted:
  Income from continuing operations.........................  $   .55    $    .14    $   .10
  Loss from discontinued operations.........................     (.03)       (.02)        --
  Extraordinary charge......................................       --        (.01)      (.03)
                                                              -------    --------    -------
EARNINGS PER SHARE - DILUTED................................  $   .52    $    .11    $   .07
                                                              =======    ========    =======

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
                    FOR THE THREE YEARS ENDED JUNE 30, 1997

                                                PREFERRED   COMMON   PAID-IN   RETAINED
                                                  STOCK     STOCK    CAPITAL   EARNINGS    TOTAL
                                                ---------   ------   -------   --------   -------
                                                          (DOLLAR AMOUNTS IN THOUSANDS)
BALANCE AT JULY 1, 1994.......................   $ 2,175    $ 359    $    --   $(1,369)   $ 1,165
Net income....................................        --       --         --     2,889      2,889
Redemption of preferred stock.................    (2,125)      --         --      (663)    (2,788)
Change in value of warrants...................        --       --         --    (2,302)    (2,302)
Capitalization of subsidiary..................        --        1         --        --          1
                                                 -------    -----    -------   -------    -------
BALANCE AT JUNE 30, 1995......................        50      360         --    (1,445)    (1,035)
Net income....................................        --       --         --     2,382      2,382
Activities prior to initial public offering of
  stock:
  Purchases of common stock...................        --      147         --        --        147
  Redemption of preferred and common stock....       (50)    (252)        --    (1,109)    (1,411)
  Stock options exercised.....................        --       10         --        --         10
  Exchange of subsidiary companies stock for
     parent company stock.....................        --     (259)       259        --         --
  Noncash claim settlement....................        --       --      2,732        --      2,732
Activities subsequent to initial public
  offering of stock:
  Net proceeds from initial public offering of
     2,900,000 shares.........................        --        3     23,927        --     23,930
  Issuance of common stock in exchange for
     warrants and other consideration.........        --        1     (1,350)       --     (1,349)
  Exchange of subsidiary company stock for
     parent company stock.....................        --       --        313        --        313
  Issuance of shares in connection with
     purchase of business.....................        --        1        874        --        875
                                                 -------    -----    -------   -------    -------
BALANCE AT JUNE 30, 1996......................        --       11     26,755      (172)    26,594
Net income....................................        --       --         --     7,104      7,104
Net proceeds from public offering of 2,452,050
  shares......................................        --        2     30,089        --     30,091
Stock options exercised.......................        --       --        706        --        706
Issuance of shares in connection with
  purchases of businesses.....................        --       --      1,537        --      1,537
                                                 -------    -----    -------   -------    -------
BALANCE AT JUNE 30, 1997......................   $    --    $  13    $59,087   $ 6,932    $66,032
                                                 =======    =====    =======   =======    =======

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  7,104   $  2,382   $  2,889
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................     2,579      1,638      1,399
    Provision for doubtful accounts.........................        28         43         32
    Deferred income taxes...................................       419        695       (959)
    Noncash claim settlement................................        --      2,732         --
    Extraordinary charge....................................        --        135        253
    Restructuring...........................................        --         --        286
    Changes in operating assets and liabilities (excluding
     the effects of purchased businesses):
      Trade receivables.....................................   (10,890)    (4,057)    (2,338)
      Inventories...........................................   (12,174)    (4,128)      (986)
      Prepaid expenses and other assets.....................    (2,995)    (3,032)      (412)
      Accounts payable and accrued expenses.................    10,373      4,930      4,369
      Other liabilities.....................................     1,373        (12)       (69)
                                                              --------   --------   --------
        Net cash (used in) provided by operating
        activities..........................................    (4,183)     1,326      4,464
INVESTING ACTIVITIES
  Capital expenditures......................................   (16,015)    (5,050)    (1,530)
  Purchase of short-term investments, net...................    (4,075)        --         --
  Purchases of businesses...................................   (14,960)    (3,075)        --
  Investments in affiliates.................................    (2,827)        --         --
  Use of net proceeds from public offering:
    Capital expenditures....................................    (2,080)        --         --
    Investments in affiliates...............................    (4,101)        --         --
                                                              --------   --------   --------
        Net cash used in investing activities...............   (44,058)    (8,125)    (1,530)
FINANCING ACTIVITIES
  Proceeds from revolving credit facility...................    92,001     10,580     24,630
  Payments of revolving credit facility.....................   (60,822)    (8,192)   (24,088)
  Proceeds from long-term debt..............................    16,775     22,362      1,726
  Payments of long-term debt and capital leases.............    (8,159)   (19,453)    (4,776)
  Issuance of common stock..................................       706        157         --
  Redemption of common stock................................        --       (311)        --
  Borrowings for preferred stock redemption and dividends...        --         --      2,788
  Redemption of preferred stock and dividends...............        --     (1,100)    (2,788)
  Other.....................................................        --         --        (59)
  Net proceeds from public offering.........................    30,091     23,930         --
  Use of net proceeds from public offering:
    Payment of long-term debt...............................        --     (3,350)        --
    Payment of revolving credit facility....................   (16,800)    (4,429)        --
    Redemption of warrants..................................        --     (6,199)        --
    Payment of trade payables...............................    (3,035)    (4,447)        --
    Payment of note.........................................        --     (1,541)        --
    Other...................................................        --       (556)        --
                                                              --------   --------   --------
        Net cash provided by (used in) financing
        activities..........................................    50,757      7,451     (2,567)
                                                              --------   --------   --------
Increase in cash and cash equivalents.......................     2,516        652        367
Cash and cash equivalents, beginning of year................     1,682      1,030        663
                                                              --------   --------   --------
        CASH AND CASH EQUIVALENTS, END OF YEAR..............  $  4,198   $  1,682   $  1,030
                                                              ========   ========   ========
Supplemental Cash Flow Information:
  Interest paid.............................................  $  1,375   $  1,112   $  1,688
  Capitalized interest......................................       455         98          9
  Income taxes paid.........................................        81        375        280
  Noncash transactions:
    Equipment acquired through capital leases...............     1,683        149        145
    Stock issued for purchases of businesses................     1,537      1,188         --
  Detail of acquisitions:
    Assets acquired.........................................  $ 23,033   $  9,904   $     --
    Liabilities assumed.....................................     6,142      5,546         --
    Stock issued............................................     1,537      1,188         --
                                                              --------   --------   --------
    Cash paid...............................................    15,354      3,170         --
      Less cash acquired....................................       394         95         --
                                                              --------   --------   --------
    Net cash paid for acquisitions..........................  $ 14,960   $  3,075   $     --
                                                              ========   ========   ========

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
A. ORGANIZATION

     Advanced Lighting Technologies, Inc. (the "Company") is an innovation-driven designer, manufacturer and marketer of metal halide lighting products, including materials, system components, systems, and production equipment.

     The Company was formed on May 19, 1995 for the purpose of acquiring ownership, primarily by merger (the "Combination"), of 17 affiliated operating corporations that were previously under common ownership and management (the "Predecessors"), each one of which is engaged in an aspect of the metal halide lighting business. More specifically, the Combination was principally effected through a series of nonmonetary mergers or stock exchanges in which the shareholders of the former companies received shares of the Company. The Combination has been accounted for as a reorganization of entities under common control. Historical financial statements of each of the Predecessors for periods prior to the Combination have been combined. Certain adjustments have been recorded primarily to eliminate intercompany transactions that would have been required had the Company been a consolidated entity during such periods.

B. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions and related revenues and expenses. Investments in 50% or less owned companies and joint ventures over which the Company has the ability to exercise significant influence are accounted for under the equity method. All other investments and investments of less than 20% are accounted for under the cost method.

  Accounting Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

  Translation of Foreign Currency

     The functional currency of consolidated subsidiaries outside of the United States is the local currency. All assets and liabilities of foreign subsidiaries are translated into United States dollars at year-end exchange rates while revenues and expenses are translated at weighted-average exchange rates in effect during the year. The resulting translation adjustments were not significant in all years presented.

  Cash Equivalents

     The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Short-Term Investments

     Short-term investments are recorded at fair market value, which approximates cost.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of temporary cash and cash equivalents, short-term investments and trade receivables. The Company invests its excess cash primarily in a high quality institutional money-market portfolio and high quality securities and limits the amount of credit exposure to any one financial institution.

     The Company provides credit in the normal course of business, primarily from major manufacturers and distributors in the lighting industry and, generally, collateral or other security is not required. The Company conducts ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's worldwide customer base.

  Inventories

     Inventories are valued at the lower of cost (first-in, first-out method) or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. The cost of self-constructed assets includes related materials, labor, overhead and interest. Repair and maintenance costs are expensed as incurred.

     Depreciation is computed for financial reporting purposes by the straight-line method based on the estimated useful lives of the assets, both those owned and under capital lease, as follows: buildings, 15 to 30 years; machinery and equipment, 5 to 25 years; furniture and fixtures, 5 to 15 years; and, leasehold improvements, the lease periods.

  Intangible Assets

     Intangible assets are amortized using the straight-line method over the following lives:

Excess of cost over net assets acquired...................  15 -- 25 years
Patents, trademarks and tradenames........................  3 -- 17 years
Other intangibles.........................................  7 -- 15 years

     The Company examines the carrying value of its intangible assets when indicators of impairment are present. When the undiscounted cash flows are not sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. No such event has been identified. Accumulated amortization was $720 and $314 at June 30, 1997 and 1996, respectively.

  Revenue Recognition

     Revenues from the sale of metal halide materials, system components (lamps, power supplies, system controls, fiber optic cable) and systems are recognized when products are shipped and production equipment revenues are recognized under the percentage of completion method.

  Advertising Expense

     External costs incurred in providing media advertising and promoting products are expensed the first time the advertising or promotion takes place.

  Research and Development

     Research and development costs, primarily the development of new products and modifications of existing products, are charged to expense as incurred.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

  Stock Compensation Arrangements

     The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation." These provisions require the Company to disclose pro forma net income as if compensation expense related to grants of stock options were recognized based on fair value accounting rules.

  Financial Statement Presentation Changes

     Certain amounts for prior years have been reclassified to conform to the current year reporting presentation.

C. ACQUISITIONS

     During fiscal 1997 and 1996, the Company completed the following business combinations, all of which were accounted for by the purchase method and, accordingly, results of operations for the acquired businesses have been included in the consolidated statement of income from their respective dates of acquisition. Assets acquired and liabilities assumed have been recorded at fair value based on best estimates available. Pro forma financial information is not presented because the impact is not significant to the results of operations.

     On June 2, 1997, the Company purchased for approximately $8,500, the system component manufacturing and operating assets of W. J. Parry & Co. (Nottingham) Ltd. ("Parry"), a manufacturer and marketer of magnetic power supplies for high intensity discharge lighting systems. The purchase price resulted in an excess of cost over net assets acquired of $1,121, which is being amortized over 25 years.

     On February 11, 1997, the Company acquired the outstanding shares of Ballastronix, Inc., a company focused on designing, manufacturing and marketing of electromagnetic power supplies for metal halide lighting systems. The purchase price consisted of $5,511 in cash and 38,024 shares of the Company's Common Stock (valued at $562). The purchase price resulted in an excess of cost over net assets acquired of $2,018 which is being amortized over 25 years.

     On January 31, 1997, the Company completed the purchase of certain assets of Web Design Associates, Inc., a company engaged in consumer product design and development for approximately $600 in cash. The purchase price resulted in an excess of cost over net assets acquired of $526, which is being amortized over 15 years.

     During December 1996, the Company acquired all the assets (and assumed certain liabilities) of Cable Lite Corporation in exchange for 50,000 shares of the Company's Common Stock (valued at $975), with up to an additional 50,000 shares of Common Stock contingently issuable if the per share market price of the Company's stock is less than $30.00 during the month of June 1998. The purchase price resulted in an excess of cost over net assets acquired of $1,073, which is being amortized over 25 years. Advanced Cable Lite Corporation designs, manufactures and sells fiber optic and fiber optic lighting systems.

     On June 28, 1996, the Company acquired the net assets of Venture Lighting Australia Pty Ltd ("VLA"), a leading lamp marketing organization in Australia, for $100 and 76,923 shares of the Company's Common Stock (valued at $875). VLA has been the exclusive agent for the Company's products in Australia since 1987. The purchase resulted in an excess of cost over net assets acquired of $1,698, which is being amortized over 20 years.

     On March 25, 1996, the Company acquired the net assets of Spectro Electric, Inc., ("Spectro") for $1,636 and 34,783 shares of the Company's Common Stock (valued at $500). Spectro (renamed Advanced Lighting Technologies, Canada, Inc.) distributes the Company's products in the Canadian market and has facilities in Toronto, Vancouver, Calgary and Montreal. The purchase resulted in an excess of cost over net assets acquired of $72, which is being amortized over 20 years.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     On February 5, 1996, the Company acquired the net assets of Current Industries, Inc. ("Current") of Oceanside, New York for $1,689. Current designs, manufacturers and markets specialized electrical and electromagnetic lighting control systems used in metal halide and other high intensity discharge lighting systems. The purchase resulted in an excess of cost over net assets acquired of $1,456, which is being amortized over 25 years.

     On July 1, 1995, and February 9, 1996 the Company acquired all of the outstanding common stock of Venture Lighting-UK ("VLI-UK"), for 50,000 shares of the Company's Common Stock (valued at $313). VLI-UK was the exclusive distributor of the Company's products in the United Kingdom. The purchase resulted in an excess of cost over net assets acquired of $675, which is being amortized over 20 years.

D. INVESTMENT IN JOINT VENTURE

     On April 2, 1997, the Company invested approximately $3,800 of cash in exchange for a 30% interest in Koto Luminous Co., Ltd. ("Koto"), the Company's sole agent in Japan. Subsequent to the date of investment, Koto, a marketer and distributor of metal halide lamps, began doing business under the name Venture Lighting Japan. Using the proceeds of the investment and an additional investment by an affiliate, Venture Lighting Japan will equip and operate a metal halide lamp manufacturing facility in Japan, which is expected to be operational in October 1997. The Company accounts for this investment under the cost method.

E. CONSUMER PRODUCT ADVERTISING COSTS

     In connection with the Company's metal halide lamp systems for the residential and consumer markets, beginning with the sale of portable lamps in March 1997, the Company implemented a direct marketing program which resulted in $398 of advertising and promotion costs, which have been included in the loss from discontinued operations during the fourth quarter of fiscal 1997.

F. FIBER OPTICS JOINT VENTURE FORMATION COSTS

     On May 6, 1997, the Company entered into a joint development agreement with Rohm and Haas Company ("Rohm and Haas"), for the development of advanced fiber optic cable systems using metal halide lamps. The Company is presently negotiating with Rohm and Haas to form a joint venture focused on the manufacture and sale of fiber optic cable and illuminators and fiber optic lighting systems. No assurance can be given that the negotiations will be successfully completed, that the joint venture will be formed or that the joint venture, if formed, will successfully develop or commercialize products. If the expected joint venture is formed, the Company will contribute $5,000 cash, its subsidiary, Advanced Cable Lite Corporation, and other fiber optic system assets. In connection with this proposed joint venture, the Company incurred $286 of formation and development costs which were charged to operations during the fourth quarter of fiscal 1997.

G. FINANCING ARRANGEMENTS

     Short-term debt consisted of the following:

                                                                 JUNE 30,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
Multioption credit facility.................................  $  711   $  790
Trade facility..............................................     253       --
Revolving line of credit....................................   1,391       --
                                                              ------   ------
                                                               2,355      790
Current portion of long-term debt...........................   1,376      182
                                                              ------   ------
                                                              $3,731   $  972
                                                              ======   ======

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     In June 1996, the Company on behalf of a foreign subsidiary, entered into a multioption credit facility with a foreign bank that provides a short-term credit line of $1,200 and is collateralized with certain operating assets ($3,128 at June 30, 1997) and a $750 standby letter of credit. Amounts borrowed and related interest are payable quarterly. The foreign bank also provides a trade facility which allows the foreign subsidiary to issue documentary letters of credit for imports and term-trade finance for importing its inventory. The interest rate of this facility varies, depending upon the denomination of the currency advanced. The weighted average interest rate on the multioption credit facility was 9.33% and 7.89% during fiscal 1997 and fiscal 1996. The weighted average interest rate of the trade facility was 7.58% during fiscal 1997.

     A newly-acquired foreign subsidiary of the Company entered into a revolving line of credit agreement with a bank, prior to acquisition, to finance its working capital needs. This facility allows the subsidiary to borrow an amount that approximates $2,900. The agreement matured at June 30, 1997, but the bank agreed to extend the borrowing on a month-to-month basis. The bank has the right to cancel any unutilized portion available under the agreement at any time. Advances under the facility bear interest at the bank's prime rate plus 0.5% per annum. During fiscal 1997, the weighted average interest rate incurred on the revolving loan facility was 5.25%.

     Long-term debt consisted of the following:

                                                                   JUNE 30,
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
Revolving credit and security agreements....................  $24,754   $  9,924
Term note...................................................    8,000         --
Mortgage notes payable......................................    2,499        985
Obligations under capital leases............................    1,598        195
Other.......................................................      433        112
                                                              -------   --------
                                                               37,284     11,216
  Less current portion......................................    1,376        182
                                                              -------   --------
                                                              $35,908   $ 11,034
                                                              =======   ========

     In July 1997, the Company repaid approximately $33,000 of amounts then outstanding under the Revolving Credit and Security Agreements, as amended, and a portion of the Term Note using proceeds from a Common Stock offering completed in July 1997. Excluding the July 1997 amounts repaid, the aggregate maturities of long-term debt (including capital lease obligations) for the five fiscal years subsequent to June 30, 1997, were as follows: 1998 -- $1,376;
1999 -- $713; 2000 -- $1,115; 2001 -- $689; and 2002 -- $502.

     In March 1996, the Company entered into a three-year domestic Revolving Credit and Security Agreement (the "Loan Agreement") with a bank. The Loan Agreement permits working capital advances to the Company in aggregate amounts equal to the lesser of: (i) $25,000 less the current outstanding amount of the advances under the Capex Facility (defined below) (the "Maximum Revolving Loan Amount") or (ii) an amount based on eligible receivables and inventory (the "Working Capital Facility"). The unpaid principal balance of the Working Capital Facility (together with accrued interest thereon) is payable in March 1999. Advances under the Working Capital Facility bear interest at the option of the Company at a rate per annum (the "Working Capital Interest Rate") equal to: (i) the higher of (a) the prime rate minus 0.5% or (b) the Federal Funds Rate; or
(ii) the average LIBOR plus 2.5%. Under the terms of the Loan Agreement, the bank may make advances in excess of the applicable percentages of eligible receivables and inventory, provided that, if such excess amounts remain outstanding for five or more days in any calendar month, all outstanding advances bear interest at the Working Capital Interest Rate plus 0.5% for such month. At June 30, 1997, the interest rate of the Working Capital Facility was 8.00%.

     The Company is able to obtain advances under the Loan Agreement up to $5,000 to permit the Company to finance permitted capital expenditures (the "Capex Facility"), which bear interest at a rate per annum equal to the

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

higher of (a) the prime rate plus 0.5% or (b) the Federal Funds Rate plus 1.0%. The unpaid principal balance of the Capex Facility (together with accrued interest thereon) is payable in March 1999. The bank has also agreed to issue letters of credit in an amount of up to $5,000, at anytime, provided the outstanding letters of credit and working capital advances do not exceed the Maximum Revolving Loan Amount. At June 30, 1997 no amounts were outstanding under the Capex Facility, and $4,234 was available through letters of credit.

     In July 1996, a foreign subsidiary of the Company entered into a similar Revolving Credit and Security Agreement with a foreign affiliate of the bank (the "Foreign Loan Agreement"). Pursuant to the Foreign Loan Agreement, the bank has agreed to extend working capital advances in the aggregate amount equal to the lesser of (i) the United States dollar equivalent of approximately $3,000 in the local currency (Canadian dollars) or (ii) an amount based on eligible receivables and inventory. All amounts advanced under the Foreign Loan Agreement reduce, by the United States dollar value of outstanding amounts, the Maximum Revolving Loan Amount available to the Company under the Loan Agreement. The unpaid principal balance of the Foreign Loan Agreement (together with accrued interest thereon) is payable in March 1999. Advances under the Foreign Loan Agreement bear interest at the rate per annum set at a formula intended to approximate that of the Loan Agreement.

     The provisions of the Loan Agreement contain certain restrictive covenants concerning the incurrence of indebtedness and liens, capital expenditures, investments, guarantees of the indebtedness of others, providing loans to others, the sale of assets, and prohibit the payment of dividends. In addition, the Company must maintain certain working capital, leverage, cash flow, debt, and tangible net worth ratios.

     In February 1997, the Company borrowed $8,400, for its acquisition of Parry, under a twenty-six month term note from the same bank that provided the Revolving Credit and Security Agreement. Interest accrues on the note at a rate equal to the higher of the prime rate or 0.5% over the Federal Funds Rate (rate approximated 8.5% at June 30, 1997). The Company pays monthly principal installments of $100 plus accrued interest for the first 25 months of the loan term with a final payment of $5,900 plus accrued interest due March 24, 1999.

     The Company leases certain equipment under agreements which are classified as capital leases. The lease agreements have varying terms and the leased assets, with a net carrying value of $1,819 at June 30, 1997, are included in the consolidated balance sheet as machinery and equipment.

     Mortgages payable consisted of six separate notes at various rates of interest, ranging from 7.5% to 9.75%, and at June 30, 1997 were collateralized by land and buildings with a net carrying value of $4,405.

     During fiscal 1996, the company recorded an extraordinary loss of $135 (net of applicable income tax benefits of $91) for the write-off of deferred financing costs related to the early extinguishment of debt. In October 1994, the Company refinanced certain of its borrowings, which resulted in an extraordinary loss on the early extinguishment of debt of $253 (net of applicable income tax benefits of $168).

     The fair value of debt, based on market rates and maturity dates, approximates carrying value. Debt issuance costs, classified with other assets, are being amortized over the terms of the related debt.

H. SHAREHOLDERS' EQUITY

  Shareholders' Equity

     The Company's authorized capital stock consists of 80 million shares of Common Stock having a par value of $.001 per share and 1 million shares of preferred stock having a par value of $.001 per share. At June 30, 1997 and 1996, there were 13,435,394 and 10,844,659 shares of Common Stock issued and outstanding, respectively, and no shares of preferred stock were issued and outstanding.

     On July 1, 1997, the Company issued 3,000,000 shares of its Common Stock in a public offering at $24.75 a share. Net proceeds, after offering costs, amounted to approximately $70,530, of which $33,000 was used to pay

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

down existing bank debt and $2,835 was used for the purchase of 630,111 shares of the common stock of Fiberstars, Inc., increasing the Company's ownership to 19.6% of Fiberstars. The remainder of the net proceeds will be used for capital expenditures and general corporate purposes, including investments in joint ventures.

     On July 16, 1996, the Company issued 2,452,000 shares of its Common Stock in a public offering at $13.50 a share. Net proceeds, after offering costs, amounted to $30,091.

     On December 12, 1995, the Company completed an initial public offering and issued 2,900,000 shares of its Common Stock. Prior to the initial public offering, shares of the Predecessors were exchanged for 7,281,849 shares of Common Stock of the Company; and 535,887 shares were issued to a warrant holder in exchange for the warrants. During 1996, the Company issued 126,923 shares of Common Stock in connection with certain acquisitions, and at June 30, 1997, 34,783 shares of Common Stock were issuable in connection with an acquisition. The common stock authorized, issued and outstanding as of June 30, 1995 represents the aggregate of the Predecessors' common stocks. The shares authorized, issued and outstanding of the individual issues of common stock of the Predecessors are not presented as the information is not meaningful. At June 30, 1995, the Company had 892,500 preferred shares outstanding (without par value). In August 1995, the Company redeemed such preferred shares for $1,012.

  Employee Stock Options

     The Company's 1995 Incentive Award Plan provides for granting of "A" and "B" incentive stock options to purchase common stock of the Company. The "A" options become exercisable over one-to-five years from the date of grant depending on the Company's operating performance. The "B" options become exercisable at the rate of 25% after one year, 35% after two years, and 40% after three years. All "A" and "B" options have been granted at market value on the date of grant and expire ten years from the date of grant. At June 30, 1997, the Company had 949,339 shares reserved for future issuance upon exercise of stock options granted under the Incentive Award Plan.

     Information related to stock options at June 30 under the Incentive Award Plan follows:

                                                                1997                  1996
                                                         -------------------   -------------------
                                                                   WEIGHTED-             WEIGHTED-
                                                                    AVERAGE               AVERAGE
                                                                   EXERCISE              EXERCISE
                                                         OPTIONS     PRICE     OPTIONS     PRICE
                                                         -------    ------     -------    ------
Outstanding, beginning of year.........................  791,850    $12.33          --        --
Granted................................................  228,150     19.73     814,350    $12.26
Exercised..............................................  (50,661)    10.32          --        --
Forfeited..............................................  (55,125)    10.63     (22,500)    10.00
                                                         -------               -------
Outstanding, end of year...............................  914,214     14.38     791,850     12.33
                                                         =======               =======
Weighted-average fair value of options granted during
  the year.............................................  $  6.62        --     $  3.77        --

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     The following table summarizes additional information concerning outstanding and exercisable options at June 30, 1997:

                                                   OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                            ---------------------------------   -------------------
                                                       WEIGHTED-
                                                        AVERAGE     WEIGHTED-             WEIGHTED-
                 RANGE OF                              REMAINING     AVERAGE               AVERAGE
                 EXERCISE                             CONTRACTUAL   EXERCISE              EXERCISE
                  PRICES                    OPTIONS      LIFE         PRICE     OPTIONS     PRICE
------------------------------------------  -------    ---------     ------     -------    ------
$10.00 to 16.00...........................  439,827    8.9 years     $10.09      59,377    $10.05
 16.00 to 23.00...........................  474,387    9.3 years      18.36      61,800     17.00
                                            -------                             -------
                                            914,214                             121,177     13.60
                                            =======                             =======

     If the Company had elected to report compensation expense for the Incentive Award Plan based on the fair value at the grant dates for all awards consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", net income and earnings per share would be as follows:

                                                             YEAR ENDED JUNE 30,
                                                        ------------------------------
                                                            1997              1996
                                                           ------            ------
Net income as reported..............................       $7,104            $2,382
Pro forma...........................................        6,540             2,208
Diluted earnings per share as reported..............       $  .52            $  .11
Pro forma                                                     .48               .09

     The fair values of the stock options used to calculate the pro forma net income and pro forma earnings per share were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997 and 1996, respectively: expected volatility of 30% and 25%, risk-free interest rates of 6.41% and 6.06%, and expected lives of 4 years in both periods with no dividend yield.

I. REDEEMABLE STOCK PURCHASE WARRANTS

     Warrants issued in connection with a financing entered into during 1994 were redeemed in December 1995 for $3,000 plus 5.0% of the Company's then existing common stock. Warrants issued in connection with a financing entered into during 1990 were redeemed by the Company for $3,199 in March 1996.

J. INCOME TAXES

     Income before income taxes and extraordinary charges were attributable to the following sources:

                                                        YEAR ENDED JUNE 30,
                                                     ---------------------------
                                                       1997      1996      1995
                                                     -------    ------    ------
United States......................................  $ 9,548    $3,291    $3,354
Foreign............................................      877       341        --
                                                     -------    ------    ------
Total..............................................  $10,425    $3,632    $3,354
                                                     =======    ======    ======

     The provision for income taxes is computed using the liability method and is based on applicable federal and state statutory rates adjusted for permanent differences between financial and taxable income.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     Income taxes from continuing operations have been provided as follows:

                                                           1997      1996      1995
                                                          ------    ------    ------
Current:
  Federal...............................................  $1,545    $  (83)   $  776
  State and local.......................................     550       281       160
  Foreign...............................................     355        72        --
                                                          ------    ------    ------
                                                           2,450       270       936
Deferred:
  Federal...............................................     313       485      (538)
  State and local.......................................     149       167      (186)
  Foreign...............................................     (43)       43        --
                                                          ------    ------    ------
                                                             419       695      (724)
                                                          ------    ------    ------
  Income taxes from continuing operations...............  $2,869    $  965    $  212
                                                          ======    ======    ======

     The income tax provision for periods prior to the Combination has been calculated as if the Company filed a consolidated tax return.

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company's net deferred tax assets and liabilities at June 30, 1997 and 1996 are as follows:

                                                               1997      1996
                                                              -------   ------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 1,536   $2,882
  AMT carryforward..........................................      262      208
  Payroll-related and other accrued expenses................      768      630
  Other.....................................................      535      304
                                                              -------   ------
                                                                3,101    4,024
Deferred tax liabilities:
  Depreciation..............................................    2,989    3,380
  Other.....................................................    1,238      203
                                                              -------   ------
                                                                4,227    3,583
                                                              -------   ------
Net deferred tax assets (liabilities) before valuation
  allowance.................................................   (1,126)     441
Valuation allowance.........................................       --     (276)
                                                              -------   ------
Net deferred tax assets (liabilities).......................  $(1,126)  $  165
                                                              =======   ======

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     The statutory federal income tax rate and the effective income tax rate are reconciled as follows:

                                                              1997     1996     1995
                                                              -----    -----    -----
Statutory rate..............................................   35.0%    35.0%    35.0%
State and local income taxes net of federal benefit.........    3.6      9.2      1.0
Net operating loss carryforwards............................   (2.8)   (56.4)   (31.0)
Adjustment of deferred tax liabilities......................  (10.9)      --       --
Nondeductible settlement of a claim.........................     --     30.9       --
Other.......................................................    2.6      7.8      1.3
                                                              -----    -----    -----
Effective tax rate..........................................   27.5%    26.5%     6.3%
                                                              =====    =====    =====

     Income taxes paid (net of refunds) pertaining to both continuing and discontinued operations were $81 in 1997, $375 in 1996 and $280 in 1995.

     At June 30, 1997, the Company had United States net operating loss carryforwards ("NOLs") for tax purposes of approximately $4,500 to offset future taxable income. These NOLs expire in the fiscal years 2006 through 2011. Alternative minimum tax paid through June 30, 1997 of $262 is available as a credit with an unlimited carryforward period.

K.  EMPLOYEE BENEFITS

     The Company has defined contribution elective savings and retirement plans that cover substantially all full-time employees in its domestic and foreign subsidiaries. The Company matches the contributions of participating employees on the basis of the percentages specified in the respective plans, ranging from 1% to 2% of eligible employee earnings. Contributions charged to income for the defined contribution plans were $373 in fiscal 1997 and $250 in each of fiscal 1996 and fiscal 1995.

L.  SETTLEMENT OF A CLAIM

     On March 1, 1996, a former common shareholder of a Predecessor asserted a claim in the United States District Court for the Northern District of Ohio against the Chief Executive Officer and a director of the Company, and the Executive Vice President and a director of the Company, and subsequently, a claim against the Company. The claim alleged that certain misrepresentations and/or omissions were made to the former common shareholder in connection with:
(i) the Company's purchase of his equity interest effected by a merger of a Predecessor into the Company, as to which the former common shareholder waived his statutory appraisal rights and (ii) the purchase by the Chief Executive Officer of the former common shareholder's beneficial interest in a trust controlled by the Chief Executive Officer. The former common shareholder alleged that the misrepresentations and/or omissions caused direct damages which exceeded $900. The suit also claimed punitive damages in an undetermined amount believed by the former common shareholder to exceed $2,700. On August 23, 1996, another former common shareholder filed similar claims against the Chief Executive Officer and Executive Vice President and the Company seeking direct damages of $400 and punitive damages of $1,200. The Chief Executive Officer, the Executive Vice President and the Company denied all of the allegations and vigorously defended against the claims.

     On November 29, 1996, the Company, the Chief Executive Officer and the Executive Vice President reached an out-of-court settlement of both former common shareholders' claims. The charge of $771 represents the settlement of $475 plus legal and other directly-related costs, net of insurance recoveries.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

M.  NONCASH SETTLEMENT OF CLAIM

     On October 27, 1995, several former preferred shareholders of the Company's lamp manufacturing subsidiary, whose shares were redeemed in August 1995 (prior to the Combination), asserted a claim against certain officers of the Company. On November 15, 1995, such officers entered into a settlement agreement with the former preferred shareholders, whereby such officers and certain other shareholders transferred, from their personal holdings, an aggregate of 273,185 shares of the Company's common stock to the former preferred shareholders. Since the settlement resulted in a transfer of personal shares held by such officers, there was no dilution of the ownership interest of shareholders of the Company. The settlement was recorded as a noncash expense and paid-in-capital of the Company.

N.  RESTRUCTURING CHARGES

     In June 1994, one of the Company's subsidiaries provided for the costs, principally inventory and equipment write-downs, to exit its nonlamp product line. During 1995, the disposition plan was revised resulting in a reduction of $121 in the estimated costs to exit the nonlamp product line. During 1996, the assets of the nonlamp product line were sold to an affiliate of the Company for an amount equal to the carrying amount of such assets as of June 30, 1995. As of June 30, 1996 and 1997, the Company has an 8.5% note from the affiliate for $220 related to the sale of the assets of the nonlamp product line which is recorded as a long-term receivable from related parties in the consolidated balance sheet.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

O. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 128, "Earnings per Share." FAS No. 128 replaced the previously reported primary and fully-diluted earnings per share with basic earnings per share and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options. Diluted earnings per share is very similar to the previously reported fully-diluted earnings per share. The Company adopted FAS No. 128 in the second quarter of 1998. Prior year amounts have been restated to comply with FAS No. 128.

     Basic and dilutive earnings per share is computed as follows:

                                                               1997      1996      1995
                                                              -------   -------   -------
Income available to common shareholders:
  Income from continuing operations.........................  $ 7,556   $ 2,667   $ 3,142
  Less: Preferred stock dividends (1).......................       --        --        58
     Increase in warrants' value (2)........................       --     1,350     2,302
                                                              -------   -------   -------
  Income from continuing operations attributable to common
     shareholders...........................................  $ 7,556   $ 1,317   $   782
                                                              =======   =======   =======
  Net income................................................  $ 7,104   $ 2,382   $ 2,889
  Less: Preferred stock dividends (1).......................       --        --        58
     Increase in warrants' value (2)........................       --     1,350     2,302
                                                              -------   -------   -------
  Net income attributable to common shareholders............  $ 7,104   $ 1,032   $   529
                                                              =======   =======   =======
Weighted average shares:
  Basic:
     Outstanding at beginning of period.....................   10,844     7,282     7,282
     Issued pursuant to public offering.....................    2,327     1,601        --
     Issued upon conversion of warrant......................       --       296        --
     Issued in acquisitions.................................       41        --        --
     Issued for exercise of stock options...................       22        --        --
     Issued during the period in exchange of subsidiary
      stock.................................................       --        20        --
     Issuable in connection with an acquisition.............       35         8        --
                                                              -------   -------   -------
       Basic weighted average shares........................   13,269     9,207     7,282
                                                              =======   =======   =======
  Diluted:
     Basic from above.......................................   13,269     9,207     7,282
     Effect of options......................................      289       272       536
                                                              -------   -------   -------
       Diluted weighted average shares......................   13,558     9,479     7,818
                                                              =======   =======   =======
Earnings (loss) per share:
  Basic:
     Income from continuing operations......................  $   .57   $   .14   $   .11
     Loss from discontinued operations......................     (.03)     (.02)       --
     Extraordinary charge...................................       --      (.01)     (.04)
                                                              -------   -------   -------
     Earnings per share--Basic..............................  $   .54   $   .11   $   .07
                                                              =======   =======   =======
  Diluted:
     Income from continuing operations......................  $   .55   $   .14   $   .10
     Loss from discontinued operations......................     (.03)     (.02)       --
     Extraordinary charge...................................       --      (.01)     (.03)
                                                              -------   -------   -------
     Earnings per share--Diluted............................  $   .52   $   .11   $   .07
                                                              =======   =======   =======

---------------

(1) The preferred stock dividends represent cumulative dividends in arrears. No dividends were declared on the preferred stock in any of the years presented. The cumulative dividends in arrears were paid to the preferred shareholders when the related preferred shares were redeemed in October 1994.

(2) The warrants were redeemed in fiscal 1996.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

P. RELATED PARTY TRANSACTIONS

     Prior to the initial public offering, management fees paid by the Company to an affiliate were $764 in fiscal 1996 and $831 in fiscal 1995.

     During January 1996, the Company entered into a six-year Aircraft Operating Agreement ("Agreement") with an unrelated company to charter an airplane for service into locations which are not adequately served by commercial carriers. The unrelated company leases the airplane from an affiliate of the Company owned by certain officers of the Company. These officers have guaranteed the repayment of $1.7 million of indebtedness incurred by the affiliate to purchase the airplane. The Company's minimum annual commitments under the Agreement are $261.

     Fees paid by the Company under this agreement were $554 in fiscal 1997 and $244 in fiscal 1996.

     The Company paid a director of the Company $79 during fiscal 1997 and $100 in fiscal years 1996 and 1995 for consulting services.

     The Company sold lamps, lamp components, and lamp production equipment to an overseas company aggregating $3,853 in fiscal 1997, $2,363 in fiscal 1996 and $650 in fiscal 1995. An executive officer and director of the overseas company became a Director of the Company in January 1996.

Q. COMMITMENTS

     The Company leases buildings and certain equipment under noncancelable operating lease agreements. Total rent expense was $1,478 in 1997, $893 in 1996 and $613 in 1995. Future minimum lease commitments, as of June 30, 1997, were as follows:

                           YEAR:
                           -----
  1998....................................................    $1,645
  1999....................................................     1,495
  2000....................................................     1,293
  2001....................................................     1,169
  2002....................................................       785
  Thereafter..............................................       687
                                                              ------
                                             Minimum lease
    payments                                                  $7,074
                                                              ======

     Estimated costs to complete construction in progress at June 30, 1997 were $3,593.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

R. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended June 30, 1997 and 1996.

                                                       THREE MONTHS ENDED FISCAL 1997
                                                 ------------------------------------------
                                                 JUN 30(a)    MAR 31    DEC 31(d)   SEP 30
                                                  -------     -------    -------    -------
Net sales......................................   $25,354     $22,034    $19,948    $18,309
Gross profit...................................    11,997      10,232      9,330      8,383
Income from operations.........................     3,596       3,202      1,874      2,421
Income from continuing operations before
  extraordinary charge.........................     2,812       1,970      1,212      1,562
Loss from discontinued operations, net of
  income tax benefits..........................      (211)        (88)       (61)       (92)
Net income.....................................   $ 2,601     $ 1,882    $ 1,151    $ 1,470
                                                  =======     =======    =======    =======
Earnings per share--Basic......................   $   .19     $   .14    $   .09    $   .11
                                                  =======     =======    =======    =======
Earnings per share--Diluted....................   $   .19     $   .14    $   .08    $   .11
                                                  =======     =======    =======    =======
Price Range of Common Stock:
  High.........................................   $26.500     $27.250    $25.250    $19.875
  Low..........................................   $19.000     $22.000    $16.375    $13.125

                                                       THREE MONTHS ENDED FISCAL 1996
                                                 ------------------------------------------
                                                 JUN 30 (b)   MAR 31    DEC 31(d)   SEP 30
                                                  -------     -------    -------    -------
Net sales......................................   $17,341     $13,786    $12,037    $11,472
Gross profit (b)...............................     8,133       6,382      5,615      5,342
Income (loss) from operations (b)..............     2,265       1,923       (851)     1,611
Income (loss) from continuing operations before
  extraordinary charge.........................     1,627       1,516     (1,400)       924
Loss from discontinued operations, net of
  income tax benefits..........................       (68)        (29)       (53)        --
Income (loss) before extraordinary charge......     1,559       1,487     (1,453)       924
Net income.....................................   $ 1,559     $ 1,455    $(1,556)   $   924
                                                  =======     =======    =======    =======
Basic earnings (loss) per share:
  Before extraordinary charge..................   $   .14     $   .14    $  (.35)   $   .13
  Extraordinary charge.........................        --        (.00)      (.01)        --
                                                  -------     -------    -------    -------
Basic earnings (loss) per share................   $   .14     $   .14    $  (.36)   $   .13
                                                  =======     =======    =======    =======
Diluted earnings (loss) per share:
  Before extraordinary charge..................   $   .14     $   .14    $  (.33)   $   .12
  Extraordinary charge.........................        --        (.00)      (.01)        --
                                                  -------     -------    -------    -------
Diluted earnings (loss) per share..............   $   .14     $   .14    $  (.34)   $   .12
                                                  =======     =======    =======    =======
Price Range of Common Stock:
     High......................................   $18.125     $14.375    $10.188         (c)
     Low.......................................   $12.625     $ 8.500    $10.000         (c)

---------------

(a) Fourth Quarter 1997 -- Net income was increased by $1,000 for a change in accounting estimate related to income taxes.

(b) Fourth Quarter 1996 -- Capitalization of overhead variances increased gross profit and income from operations by approximately $300.

(c) Second Quarter 1996 -- The Company completed its initial public offering on December 12, 1995.

(d) See Notes L and M regarding claims settlements.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

S. INDUSTRY SEGMENT AND GEOGRAPHIC FINANCIAL AREA INFORMATION

     The Company operates in a single industry, on a global basis: the design, manufacture and sales of metal halide lighting products including materials, components, systems and production equipment.

     Information concerning the Company's operations in different geographic areas at June 30, 1997 and for the year then ended follows:

                                              NORTH     UNITED     OTHER
                                             AMERICA    KINGDOM   FOREIGN   ELIMINATIONS   CONSOLIDATED
                                             --------   -------   -------   ------------   ------------
Net sales to unaffiliated customers........  $ 74,095   $ 5,786   $5,764      $     --       $ 85,645
Transfers between geographic areas.........     3,424        --       --        (3,424)            --
                                             --------   -------   ------      --------       --------
Net sales..................................  $ 77,519   $ 5,786   $5,764      $ (3,424)      $ 85,645
                                             ========   =======   ======      ========       ========
Operating profit...........................  $ 10,811   $   347   $  270      $   (335)      $ 11,093
Identifiable assets........................   130,363    14,937    4,895       (15,357)       134,838

---------------

     The information presented above may not be indicative of the results of operations if the geographic areas were independent organizations. Transfers between geographic areas and other geographic transactions are made at established transfer prices. Operating profit by geographic segment is net sales less operating costs, excluding interest and income taxes. Net sales generated by the foreign operations or identifiable assets of foreign operations were less than 10% of related consolidated totals for fiscal 1996 and 1995.

     Export sales from the Company's United States operations, which did not exceed 10% of consolidated sales to any individual country, amounted to $16,696, $12,129 and $6,442 in fiscal 1997, 1996 and 1995, respectively.

     In fiscal 1997 and fiscal 1995 no single customer accounted for 10% or more of the Company's net sales, while approximately $5,689, or 10%, of fiscal 1996 net sales were made to one customer.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Reporting Disaggregated Information about a Business Enterprise". The statement requires a "management" approach to reporting financial and descriptive information about a Company's operating segments. The Company must adopt this statement in the first quarter of fiscal 1999. Management is currently studying the potential effect of adopting this statement.

T. SUBSEQUENT EVENTS

     In July 1997, the Company issued 3,000,000 shares of its Common Stock in a public offering. A portion of the net proceeds from this offering were used to repay substantially all amounts outstanding under its Revolving Credit and Security Agreement and its $8,400 term note. The early extinguishment of this debt will result in an extraordinary charge against the first quarter fiscal 1998 earnings of approximately $500 net of applicable estimated income tax benefits.

     In September 1997, the Company announced the signing of a letter of intent to acquire Ruud Lighting, Inc. for $35,500 and 3 million shares of the Company's Common Stock. The Company intends to complete this acquisition through a combination of available cash from its July 1997 offering and additional bank financing.

U. DISCONTINUED OPERATIONS, SPIN-OFF OF MICROSUN BUSINESS

     In March 1998, the Company approved a plan to distribute to its shareholders all of the ownership of Microsun Technologies, Inc., a wholly-owned subsidiary responsible for development, design, assembly, marketing and distribution of metal halide portable fixtures for residential and hospitality uses, in a spin-off

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

transaction which is expected to be tax-free. The Company believes the spin-off will enable the Company and MicroSun to devote the resources necessary to develop their individual core strategies in pursuit of their unique growth objectives.

     Summary operating information for MicroSun for the years ended June 30, 1997 and 1996, is presented below for informational purposes only and does not necessarily reflect what the results of operations would have been had MicroSun operated as a stand-alone entity.

                                                                YEAR ENDED
                                                                 JUNE 30,
                                                              ---------------
                                                               1997     1996
                                                              ------    -----
Sales.......................................................  $  845    $  --
Costs and expenses..........................................   1,469      205
                                                              ------    -----
Loss before income taxes....................................     624      205
Income tax benefit..........................................     172       55
                                                              ------    -----
Net loss....................................................  $ (452)   $(150)
                                                              ======    =====

     The estimated date of disposition extends to December 31, 1998 pending the determination of the spin-off as tax-free. As a result of the Board of Directors' approval to spin-off the MicroSun business, the consolidated financial statements of ADLT have been adjusted and restated to reflect the results of operations of MicroSun as a discontinued operation in accordance with generally accepted accounting principles.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The accompanying unaudited pro forma condensed combined financial data for the Company are presented for illustrative purposes only.

     The unaudited pro forma condensed combined statements of operations for the year ended June 30, 1997, and the nine months ended March 31, 1998, give effect to the acquisition of Ruud Lighting, Inc. ("Ruud Lighting") and the issuance of the Company's 8% Senior Notes due 2008 (the "Notes") as if the Ruud Lighting acquisition and the issuance of the Notes had occurred on July 1, 1996. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 1997 includes amounts derived from the audited consolidated statement of operations of the Company and the unaudited statement of operations of Ruud Lighting for the year ended June 30, 1997 and pro forma adjustments to reflect the Ruud Lighting acquisition and the issuance of the Notes. The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 1998 includes the unaudited condensed consolidated statement of operations of the Company for the nine months ended March 31, 1998 and the unaudited statement of operations of Ruud Lighting for the six months ended December 31, 1997 and pro forma adjustments to reflect the Ruud Lighting acquisition and the issuance of the Notes.

     The pro forma results are not necessarily indicative of the results of operations of the Company had the Ruud Lighting acquisition and the issuance of the Notes taken place at the beginning of the respective periods or of future results of the combined companies. The allocation of the purchase price is preliminary. Final amounts could differ from those reflected in the pro forma condensed statements of operations, and such differences could be significant. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on fair value as of the date of the acquisition.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                                                    FOR THE NINE MONTHS ENDED MARCH 31, 1998
                                              ----------------------------------------------------
                                                     HISTORICAL                   PRO FORMA
                                              -------------------------    -----------------------
                                              COMPANY     RUUD LIGHTING    ADJUSTMENTS    COMBINED
                                              --------    -------------    -----------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...................................  $110,891      $ 37,142        $   (981)a    $147,052
Costs and expenses:
  Cost of sales.............................    66,241        25,492            (981)a      90,265
                                                                                (487)b
  Marketing and selling.....................    16,854         3,497                        20,351
  Research and development..................     6,069         1,057                         7,126
  General and administrative................     7,307         3,914            (281)b      10,940
  Fiber optic joint venture formation
     costs..................................       212                                         212
  Purchased in-process research and
     development............................    18,220                                      18,220
  Special charges...........................    15,700                                      15,700
  Amortization of intangible assets.........       930                           737 c       1,667
                                              --------      --------        --------      --------
Income (loss) from operations...............   (20,642)        3,182              31       (17,429)
Other income (expense):
  Interest expense..........................    (1,649)         (335)         (4,501)d      (6,485)
  Interest income...........................     1,079                                       1,079
  Loss from equity investment...............        (2)                                         (2)
                                              --------      --------        --------      --------
Income (loss) from continuing operations
  before income taxes.......................   (21,214)        2,847          (4,470)      (22,837)
Income taxes................................       918            --          (1,792)e         268
                                                                               1,142 f
                                              --------      --------        --------      --------
Income (loss) from continuing operations....  $(22,132)     $  2,847        $ (3,820)     $(23,105)
                                              ========      ========        ========      ========
Loss per share -- basic and diluted:
  Loss from continuing operations...........  $  (1.26)                                   $  (1.32)
                                              ========                                    ========
Shares used for computing per share amounts
  Basic and diluted:........................    17,540                                      17,540
                                              ========                                    ========

---------------

Pro forma adjustments were made to reflect the following:

a. Elimination of Company sales to Ruud Lighting.

b. Decrease in depreciation expense relating to Ruud Lighting's property, plant and equipment based on estimated fair values over estimated useful lives.

c. Amortization of intangibles, such as tradename and customer service infrastructure, and excess of cost over net assets of businesses acquired ("goodwill") related to the Ruud Lighting acquisition on a straight-line method over 40 years.

d. Adjustments to interest expense resulting from the following:

Elimination of interest expense relating to the Company's
existing bank debt, excluding mortgage debt, assumed to be
paid in full with the proceeds of the offering of the
Notes.......................................................  $ 1,762
Interest charges on the debt resulting from the issuance of
the Notes...................................................   (6,000)
Amortization of estimated debt issuance costs of $3,500 over
the ten year life of the Notes..............................     (263)
                                                              -------
          Net increase in interest expense..................  $(4,501)
                                                              =======

e. Reduction of income taxes relating to the pro forma adjustments.

f. Income tax provision on Ruud Lighting's income before income taxes not included in the historical condensed combined statement of income as Ruud Lighting was a Subchapter S corporation.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                                                            FOR THE YEAR ENDED JUNE 30, 1997
                                                   --------------------------------------------------
                                                          HISTORICAL                 PRO FORMA
                                                   ------------------------   -----------------------
                                                   COMPANY    RUUD LIGHTING   ADJUSTMENTS   COMBINED
                                                   --------   -------------   -----------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales........................................  $ 85,645     $ 68,547        $  (649)a   $ 153,543
Costs and expenses:
  Cost of sales..................................    45,703       46,235           (649)a      90,431
                                                                                   (858)b
  Marketing and selling..........................    15,165        6,802                       21,967
  Research and development.......................     5,097        1,893                        6,990
  General and administrative.....................     7,133        6,098           (482)b      12,749
  Settlement of claims...........................       771                                       771
  Fiber optic joint venture formation costs......       286                                       286
  Amortization of intangible assets..............       397                       1,474c        1,871
                                                   --------     --------        -------     ---------
Income from operations...........................    11,093        7,519           (134)       18,478
Other income (expense):
  Interest expense...............................    (1,513)      (1,086)        (6,021)d      (8,620)
  Interest income................................       845                                       845
                                                   --------     --------        -------     ---------
Income from continuing operations before income
  taxes..........................................    10,425        6,433         (6,155)       10,703
Income taxes.....................................     2,869           --         (2,468)e       2,981
                                                                                  2,580f
                                                   --------     --------        -------     ---------
Income from continuing operations................  $  7,556     $  6,433        $(6,267)    $   7,722
                                                   ========     ========        =======     =========
Earnings per share -- basic:
  Income from continuing operations..............  $    .57                                 $     .58
                                                   ========                                 =========
Earnings per share -- diluted:
  Income from continuing operations..............  $    .55                                 $     .57
                                                   ========                                 =========
Shares used for computing per share amounts:
     Basic.......................................    13,269                                    16,269
                                                   ========                                 =========
     Diluted.....................................    13,558                                    16,558
                                                   ========                                 =========

---------------

Pro forma adjustments were made to reflect the following:

a. Elimination of Company sales to Ruud Lighting.

b. Decrease in depreciation expense relating to Ruud Lighting's property, plant and equipment based on estimated fair values over estimated useful lives.

c. Amortization of goodwill and other intangible assets, such as tradename and customer service infrastructure, related to the Ruud Lighting acquisition on a straight-line method over 40 years.

d. Adjustments to interest expense resulting from the following:

Elimination of interest expense relating to the Company's
existing bank debt, excluding mortgage debt, assumed to be
paid in full with the proceeds of the offering of the
Notes.......................................................  $ 2,329
Interest charges on the debt resulting from the issuance of
the Notes...................................................   (8,000)
Amortization of estimated debt issuance costs of $3,500 over
the ten year life of the Notes..............................     (350)
                                                              -------
          Net increase in interest expense..................  $(6,021)
                                                              =======

e. Reduction of income taxes relating to the pro forma adjustments.

f. Income tax provision on Ruud Lighting's income before income taxes not included in the historical condensed combined statement of income as Ruud Lighting was a Subchapter S corporation.

                            SELECTED FINANCIAL DATA

     The following table contains certain selected consolidated and combined financial data and is qualified by the more detailed Consolidated Financial Statements and Notes thereto of the Company included elsewhere herein and the Condensed Consolidated Financial Statements and Notes thereto of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 ("Third Quarter 1998 10-Q"). The balance sheet data as of June 30, 1997 and 1996 and the income statement data for each of the fiscal years ended June 30, 1997, 1996 and 1995 are derived from the audited Consolidated Financial Statements of the Company included herein. The balance sheet data as of June 30, 1995, 1994 and 1993 and the operating statement data for the fiscal years ended June 30, 1994 and 1993 are derived from the audited Combined Financial Statements of the Company's Predecessor companies. The balance sheet data as of March 31, 1998 and the operating statement data for the nine months ended March 31, 1998 and 1997 have been derived from the Unaudited Condensed Consolidated Financial Statements of the Company, which have been prepared by management on the same basis as the audited Consolidated Financial Statements of the Company and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) which the Company considers necessary for a fair presentation of the results for such periods. The selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein and in the Third Quarter 1998 10-Q.

                                           NINE MONTHS
                                              ENDED
                                            MARCH 31,                            YEAR ENDED JUNE 30,
                                       --------------------    --------------------------------------------------------
                                         1998        1997        1997        1996        1995        1994        1993
                                         ----        ----        ----        ----        ----        ----        ----

                                                       (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
OPERATING STATEMENT DATA:
Net sales............................  $110,891    $ 60,291    $ 85,645    $ 54,636    $ 40,767    $ 30,938    $ 25,455
Costs and expenses:
  Cost of sales......................    66,241      32,299      45,703      29,164      21,899      17,253      17,033
  Marketing and selling..............    16,854      10,299      15,165       8,656       6,381       4,472       2,648
  Research and development...........     6,069       3,851       5,097       2,894       1,673       1,006       1,166
  General and administrative.........     7,307       5,378       7,133       6,152       5,452       3,928       2,852
  Settlement of claims...............        --         771(1)      771(1)    2,732(2)       --          --          --
  Fiber optic joint venture
    formation costs..................       212          --         286          --          --          --          --
  Purchased in-process research
    and development .................    18,220(3)       --          --          --          --          --          --
  Special charges ...................    15,700(3)       --          --          --          --          --          --
  Amortization of intangible
    assets...........................       930         195         397          90          55          55          55
  Restructuring......................        --          --          --          --        (121)        852       7,152
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from operations........   (20,642)      7,498      11,093       4,948       5,428       3,372      (5,451)
Other income (expense):
    Interest expense.................    (1,649)       (749)     (1,513)     (1,548)     (2,107)     (2,113)       (901)
    Interest income..................     1,079         610         845         232          33          18          18
    Loss from equity investment......        (2)         --          --          --          --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations before income taxes and
  extraordinary items................   (21,214)      7,359      10,425       3,632       3,354       1,277      (6,334)
Income taxes.........................       918       2,616       2,869         965         212          71          48
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations before extraordinary
  items..............................   (22,132)      4,743       7,556       2,667       3,142       1,206      (6,382)
Loss from discontinued operations,
  net of income tax benefits.........    (7,292)       (241)       (452)       (150)         --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) before extraordinary
  items..............................   (29,424)      4,502       7,104       2,517       3,142       1,206      (6,382)
Extraordinary items, net of applicable
  income tax ........................      (604)(4)      --          --        (135)(5)    (253)(6)      --      11,368(7)
                                       --------    --------    --------    --------    --------    --------    --------
Net income (loss)....................  $(30,028)   $  4,502    $  7,104    $  2,382    $  2,889    $  1,206    $  4,986
                                       ========    ========    ========    ========    ========    ========    ========

                                           NINE MONTHS
                                              ENDED
                                            MARCH 31,                            YEAR ENDED JUNE 30,
                                       --------------------    --------------------------------------------------------
                                         1998        1997        1997        1996        1995        1994        1993
                                         ----        ----        ----        ----        ----        ----        ----
                                           (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Earnings (loss) per share -- Basic:
    Income from continuing
      operations.....................  $  (1.26)   $    .36    $    .57    $    .14    $    .11    $    .14    $  (1.03)
    Loss from discontinued
      operations.....................      (.42)       (.02)       (.03)       (.02)         --          --          --
    Extraordinary items..............      (.03)         --          --        (.01)       (.04)         --        1.56
                                       --------    --------    --------    --------    --------    --------    --------
    Net earnings (loss) per
      share -- Basic.................  $  (1.71)   $    .34    $    .54    $    .11    $    .07    $    .14    $    .53
                                       ========    ========    ========    ========    ========    ========    ========
    Shares used for computing
    per share amounts -- Basic.......    17,540      13,205      13,269       9,207       7,282       7,282       7,282
                                       ========    ========    ========    ========    ========    ========    ========
Earnings (loss) per share -- Diluted:
    Income from continuing
      operations.....................  $  (1.26)   $    .35    $    .55    $    .14    $    .10    $    .13    $   (.96)
    Loss from discontinued
      operations.....................      (.42)       (.02)       (.03)       (.02)         --          --          --
    Extraordinary items..............      (.03)         --          --        (.01)       (.03)         --        1.45
                                       --------    --------    --------    --------    --------    --------    --------
    Net earnings (loss) per share --
      Diluted........................     (1.71)        .33    $    .52         .11         .07         .13         .49
                                       ========    ========    ========    ========    ========    ========    ========
    Shares used for computing
    per share amounts -- Diluted.....    17,540      13,503      13,558       9,479       7,818       7,818       7,818
                                       ========    ========    ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
Depreciation and amortization........  $  3,335    $  1,829    $  2,579    $  1,638    $  1,399    $  1,467    $  1,280
EBITDA...............................   (17,307)      9,327      13,672       6,586       6,827       4,839      (4,171)
Ratio of EBITDA to interest
  expense............................        --       12.5x        9.0x        4.3x        3.2x        2.3x          --
Ratio of earnings to fixed
  charges............................        --        6.3x        5.1x        2.1x        1.7x        1.5x          --
Capital expenditures.................  $ 21,565    $ 11,589    $ 18,095    $  5,050    $  1,530    $  1,043    $    900
Cash flow from (used in)
  operations.........................   (18,063)     (6,534)     (4,183)      1,326       4,464       1,403       2,691
Cash flow from (used in) investing
  activities.........................   (83,129)    (29,436)    (44,058)     (8,125)     (1,530)     (1,043)       (900)
Cash flow from (used in) financing
  activities.........................   127,615      40,496      50,757       7,451      (2,567)       (792)     (1,011)

                                                           AS OF                          AS OF JUNE 30,
                                                         MARCH 31,     -----------------------------------------------------
                                                            1998         1997        1996       1995       1994       1993
                                                        ------------     ----        ----       ----       ----       ----
                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...   $  34,696     $   8,273   $  1,682   $  1,030   $    663   $  1,095
  Working capital (deficit)...........................      87,646        42,380     17,341       (870)       (25)       853
  Total assets........................................     308,699       134,838     56,297     29,402     23,454     23,001
  Total long-term debt................................     117,520        35,908     11,034      8,853      7,821     10,246
  Total shareholders' equity (deficit)................     148,778        66,032     26,594     (1,035)     1,165       (320)

---------------

(1) On March 1, 1996, a former shareholder of a Predecessor of the Company, asserted a claim against certain officers and directors of the Company, and subsequently against the Company, seeking $3,600 in damages relating to the redemption of his Predecessor shares prior to the formation of the Company. On August 23, 1996, another former shareholder of the Predecessor filed a similar claim against the Company and such officers and directors seeking damages of $1,600. On November 29, 1996, the Company and such officers and directors entered into a settlement of both claims for an aggregate amount of $475. The pretax charge of $771 in fiscal 1997 represents the $475 settlement plus legal and other directly-related costs, net of insurance recoveries.

(2) On October 27, 1995, several former Venture shareholders, whose shares were redeemed in August 1995 (prior to the Combination), asserted a claim against certain officers of the Company. On November 15, 1995, such officers entered into a settlement agreement. Since the settlement resulted in a transfer of personal shares held by such officers, there was no dilution of the ownership interests of other shareholders of the Company. The settlement was recorded as a noncash expense and an increase in paid-in capital of the Company in December 1995.

(3) The nine months ended March 31, 1998, include special charges related to the purchase price allocation for Deposition Sciences Inc. ("DSI") of $18,220 for purchased in-process research and development. The special charges also include $18,500 principally relating to the rationalization of the Company's global power supply operations (a) the discontinuance of certain power supply products at the Company's power supply facilities, (b) the write-down of certain intangible and fixed assets and (c) charges related to the consolidation and rationalization cost of distribution activities and facilities, the write-down of assets in connection with the implementation of new information systems and a reassessment of investments. The amounts are classified in the March 31, 1998 statement of operations as: cost of sales-$2,800; purchased in-process research and development-$18,220; and, special charges-$15,700.

(4) In the nine months ended March 31, 1998, the Company incurred an extraordinary loss on the early extinguishment of debt of $604.

(5) In fiscal 1996, the Company incurred an extraordinary loss on the early extinguishment of debt of $135. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) In fiscal 1995, the Company incurred an extraordinary loss on the early extinguishment of debt of $253. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Upon emergence of Venture from Chapter 11 reorganization, the Company recognized an extraordinary gain in fiscal 1993 from the early extinguishment of certain indebtedness.

(8) EBITDA is provided because it is a measure commonly used to evaluate a company's ability to service its indebtedness. EBITDA is presented to enhance the understanding of the Company's operating results and is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using GAAP are also presented in Other Financial Data. In the nine months ended March 31, 1998, EBITDA was inadequate to cover interest expense by $18,956. In fiscal 1993, EBITDA was inadequate to cover interest expense by $5,072.

(9) For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost, whether expensed or capitalized, and that portion of rental expense that is representative of interest. In the nine months ended March 31, 1998, earnings were inadequate to cover fixed charge requirements by $21,894. In fiscal 1993, earnings were inadequate to cover fixed charge requirements by $6,346. After giving effect to the transactions described under "Unaudited Pro Forma Financial Data," earnings for the nine months ended March 31, 1998, would be inadequate to cover fixed charge requirements by $23,517. The pro forma ratio of earnings to fixed charges, after giving effect to the transactions described under "Unaudited Pro Forma Financial Data," would be 2.1x for the year ended June 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein and in the Third Quarter 1998 10-Q.

GENERAL

     The Company designs, manufactures and markets metal halide lighting products, including materials, systems and components and production equipment. Metal halide lighting is currently used primarily in commercial and industrial applications such as factories and warehouses, outdoor site and landscape lighting, sports facilities and large retail spaces such as superstores. Systems and components and materials revenue is recognized when products are shipped, and production equipment revenue is recognized under the percentage of completion method.

     Consistent with the Company's strategy for new product introductions, the Company invests substantial resources in research and development to engineer materials and system components to be included in customers' specialized lighting systems. Over the last three fiscal years, the Company has spent an aggregate of $9.7 million on research and development, representing 5.3% of aggregate net sales from continuing operations over that period. During the nine months ended March 31, 1998, the Company spent $6.1 million on research and development, representing 5.5% of net sales for that period. Such expenditures have enabled the Company to introduce new specialized products, develop new applications for metal halide lighting and improve the quality of its materials. The Company has spent additional amounts for manufacturing process and efficiency enhancements, which were charged to cost of goods sold when incurred. The Company expects to continue to make substantial expenditures on research and development to enhance its position as the leading innovator in the metal halide lighting industry.

     The Company also has invested substantial resources in acquisitions and strategic investments. Since December 31, 1997, the Company has acquired Ruud Lighting and Deposition Sciences, Inc. ("DSI") and increased its equity investment in Fiberstars. From February 11, 1997 to February 25, 1998, the Company's investment in notable acquisitions and strategic investments aggregated approximately 3.6 million shares of Common Stock and approximately $74.7 million in cash, plus certain additional contingent amounts and shares. See "-- Liquidity and Capital Resources" below.

SPIN-OFF OF MICROSUN BUSINESS

     In March 1998, the Company approved a plan to distribute to its shareholders all of the ownership of Microsun Technologies, Inc. ("MicroSun"), the subsidiary primarily responsible for development, design, assembly and marketing of metal halide portable fixtures for residential and hospitality uses, in a spin-off transaction which is expected to be tax-free. The Company believes the creation of two separate companies will enable the Company and MicroSun to devote the resources necessary to develop their core strategies in pursuit of their growth objectives.

     Summary operating information for MicroSun for the three month and nine month periods ended March 31, 1998 and 1997, is presented below for informational purposes only and does not necessarily reflect what the results of operations would have been had MicroSun operated as a stand-alone entity.

                                                    THREE MONTHS        NINE MONTHS
                                                  ENDED MARCH 31,     ENDED MARCH 31,
                                                  ----------------    ----------------
                                                   1998      1997      1998      1997
                                                  -------    -----    -------    -----
                                                             (IN THOUSANDS)
Sales...........................................  $ 1,610    $ 300    $ 2,764    $ 485
Costs and expenses..............................    2,765      437      4,761      861
                                                  -------    -----    -------    -----
Loss before income taxes........................   (1,155)    (137)    (1,997)    (376)
Income tax benefit..............................     (416)     (49)      (719)    (135)
                                                  -------    -----    -------    -----
Net loss........................................  $  (739)   $ (88)   $(1,278)   $(241)
                                                  =======    =====    =======    =====

     Operating losses through the intended date of the spin-off follow:

                                                          BEFORE
                                                          INCOME     INCOME
                                                           TAXES     TAXES      NET
                                                          -------    ------    ------
                                                                (IN THOUSANDS)
Operating losses for the nine months ended March 31,
  1998..................................................  $ 1,997    $  719    $1,278
Estimated operating losses from April 1, 1998 to
  December 31, 1998.....................................    9,100     3,086     6,014
                                                          -------    ------    ------
Operating losses through spin-off.......................  $11,097    $3,805    $7,292
                                                          =======    ======    ======

     The estimated date of disposition extends to December 31, 1998 pending the determination of the spin-off as tax-free. As a result of the Board of Directors' approval to spin-off the MicroSun business, the consolidated financial statements of the Company have been adjusted and restated to reflect the results of operations of MicroSun as a discontinued operation in accordance with generally accepted accounting principles.

FISCAL THIRD QUARTER 1998 CHARGES

     During the three months ended March 31, 1998, the Company recorded special charges related to the purchase price allocation for DSI and an assessment of the Company's global power supply operations.

     The Company completed the acquisition of DSI in January 1998. The special charges include $18.2 million for purchased in-process research and development, determined by an independent valuation, relating to the DSI acquisition.

     The special charges also include $18.5 million principally relating to the rationalization of the Company's global power supply operations. With the January 1998 acquisition of Ruud Lighting, the Company accelerated the rationalization of its existing power supply manufacturing operations and distribution activities in order to capitalize on new opportunities not previously available. This assessment resulted in (a) the discontinuance of certain power supply products at the Company's power supply facilities, (b) the write-down of certain intangible and fixed assets and (c) a $2.8 million write-down of inventory which is classified in cost of sales.

     In addition, the charges cover the consolidation and rationalization cost of distribution activities and facilities, the write-down of assets in connection with the implementation of new information systems and a reassessment of investments resulting from a change in expansion strategy arising from the Ruud Lighting acquisition.

     The special charges were determined in accordance with formal plans developed by the Company's management using the best information available to it at the time and, subsequently, approved by the Company's Board of Directors. The amounts the Company may ultimately incur may change as the plans are executed.

     Actions required by the plans are expected to be completed by June 30, 1999. Cash outlays to complete the balance of the Company's initiative to rationalize the Company's global power supply operations are estimated to be approximately $1.3 million.

     After an income tax benefit of $4.7 million, these special charges reduced net income by $32.1 million, or $1.61 diluted earnings per share for the three months ended March 31, 1998.

     See the Notes to Condensed Consolidated Financial Statements for the three months and nine months ended March 31, 1998 and 1997, included in the Third Quarter 1998 10-Q.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of net sales, certain items in the Company's Condensed Consolidated Statements of Income for the indicated period:

                                                        NINE MONTHS
                                                           ENDED            YEAR ENDED
                                                         MARCH 31,           JUNE 30,
                                                       -------------   ---------------------
                                                       1998    1997    1997    1996    1995
                                                       -----   -----   -----   -----   -----
Net Sales............................................  100.0%  100.0%  100.0%  100.0%  100.0%
Costs and Expenses:
  Cost of sales......................................   59.7    53.6    53.4    53.4    53.7
  Marketing and selling..............................   15.2    17.1    17.7    15.8    15.7
  Research and development...........................    5.5     6.4     6.0     5.3     4.1
  General and administrative.........................    6.6     8.9     8.3    11.2    13.4
  Fiber optic joint venture formation cost...........     .2      --      .3      --      --
  Purchased in-process R & D.........................   16.4      --      --      --      --
  Special charges....................................   14.2      --      --      --      --
  Settlement of claim................................     --     1.3      .9     5.0      --
  Amortization of intangible assets..................     .8      .3      .4      .2      .1
  Restructuring......................................     --      --      --      --     (.3)
                                                       -----   -----   -----   -----   -----
Income (loss) from operations........................  (18.6)   12.4    13.0     9.1    13.3
Other income (expense):
  Interest expense...................................   (1.5)   (1.2)   (1.8)   (2.8)   (5.2)
  Interest income....................................    1.0     1.0     1.0      .4      .1
  Loss from equity investment........................     --      --      --      --      --
                                                       -----   -----   -----   -----   -----
Income (loss) from continuing operations before
  income taxes and extraordinary charge..............  (19.1)   12.2    12.2     6.7     8.2
Income taxes.........................................     .8     4.3     3.4     1.8      .5
                                                       -----   -----   -----   -----   -----
Income (loss) from continuing operations before
  extraordinary charge...............................  (19.9)    7.9     8.8     4.9     7.7
Loss from discontinued operations, net of income tax
  benefits...........................................   (6.6)    (.4)    (.5)    (.3)     --
                                                       -----   -----   -----   -----   -----
Income (loss) before extraordinary charge............  (26.5)    7.5     8.3     4.6     7.7
Extraordinary charge, net of income tax benefits.....    (.6)     --      --     (.2)    (.6)
                                                       -----   -----   -----   -----   -----
Net income (loss)....................................  (27.1)%   7.5%    8.3%    4.4%    7.1%
                                                       =====   =====   =====   =====   =====

---------------

     The Company's revenues are driven by sales in the lighting market overall, the penetration of metal halide lighting systems in new commercial and industrial construction activities and the level of replacement sales serving the installed base of metal halide fixtures and systems. The primary components of the cost of sales are purchased materials, fixed and variable manufacturing overhead (including depreciation of plant, property and equipment) and labor production costs. Purchased materials include quartz used in lamp production as well as packaging materials. Marketing and selling and general and administrative expenses include costs related to developing, advertising, marketing and selling the Company's products, as well as infrastructure costs for management and systems.

NINE MONTHS ENDED MARCH 31, 1998 ("FIRST NINE MONTHS OF FISCAL 1998") COMPARED WITH NINE MONTHS ENDED MARCH 31, 1997 ("FIRST NINE MONTHS OF FISCAL 1997")

     Net sales. Net sales increased 83.9% to $110.9 million for the first nine months of fiscal 1998 from $60.3 million for the first nine months of fiscal 1997. The increase in system components, materials, and systems ($46.4 million) was primarily attributable to increased unit volume, including a $22.0 million increase from the Company's power supply subsidiaries acquired in the second half of fiscal 1997 and a $14.9 million increase from the Company's Ruud Lighting subsidiary, which was acquired on January 2, 1998. The increase in equipment sales ($4.2 million) resulted from an increase in equipment contracts-in-progress, as compared with the number of contracts-in-progress during the first nine months of fiscal 1997, due in part to the acquisition of Deposition Sciences, Inc. in January 1998.

     Cost of Sales. Cost of sales increased 105.1% to $66.2 million in the first nine months of fiscal 1998 from $32.3 million in the first nine months of fiscal 1997. As a percentage of net sales, cost of sales increased to 59.7% in the first nine months of fiscal 1998 from 53.6% in the first nine months of fiscal 1997. Cost of sales included a $2.8 million write-down of inventory related to the rationalization of the Company's global power supply operations and the elimination of certain nonfocus product lines. After excluding this write-down, cost of sales increased 96.4% to $63.4 million, or 57.2% of net sales. The increase was primarily attributable to increased unit volume, but also reflects a change in the product mix, whereby lower-margin power supply products represented a larger component of total sales in fiscal 1998.

     Marketing and Selling Expenses. Marketing and selling expenses increased 63.7% to $16.9 million in the first nine months of fiscal 1998 from $10.3 million in the first nine months of fiscal 1997. Marketing and selling expenses, as a percentage of net sales, decreased to 15.2% in the first nine months of fiscal 1998 from 17.1% in the first nine months of fiscal 1997. This decrease as a percentage of net sales reflects the leveraging of certain fixed marketing and selling expenses as sales levels increase and relatively lower marketing expenses associated with the sale of power supplies.

     Research and Development Expenses. Research and development expenses increased 57.6% to $6.1 million in the first nine months of fiscal 1998 from $3.9 million in the first nine months of fiscal 1997. This increase arose from increased spending for the: (i) expansion of the line of new lamps intended to replace many first generation metal halide lamps in industrial and commercial applications; (ii) development and testing of electronic power supply systems; and, (iii) development of new materials for the world's major lighting manufacturers. As a percentage of net sales, research and development expenses decreased to 5.5% in the first nine months of fiscal 1998 from 6.4% in the first nine months of fiscal 1997.

     General and Administrative Expenses. General and administrative expenses increased 35.9% to $7.3 million in the first nine months of fiscal 1998 from $5.4 million in the first nine months of fiscal 1997. As a percentage of net sales, general and administrative expenses decreased to 6.6% in the first nine months of fiscal 1998 from 8.9% in the first nine months of fiscal 1997. The decrease as a percentage of net sales primarily reflects a spending growth rate considerably lower than sales increases through the leveraging of fixed costs as sales levels increase.

     Fiber Optic Joint Venture Formation Costs. On May 6, 1997, the Company entered into a joint development agreement with Rohm and Haas Company ("Rohm and Haas") for the development of advanced fiber optic cable systems using metal halide lamps. On December 31, 1997, the Company and Rohm and Haas completed a series of agreements that resulted in the formation of Unison Fiber Optics Lighting Systems LLC ("Unison"), a joint venture that focuses on the manufacture and sale of fiber optic lighting systems to the worldwide lighting market. In connection with this joint venture, the Company incurred $212,000 of formation and development costs which were charged to operations during the first quarter of fiscal 1998.

     Purchased In-Process Research & Development. In connection with its acquisition of Deposition Sciences, Inc. in January 1998, the Company acquired in-process research and development valued at $18.2 million. In accordance with generally accepted accounting principles, the entire amount has been recorded as an expense in the third quarter of fiscal 1998.

     Special Charges. During the third quarter of fiscal 1998, the Company recorded special charges related to the rationalization of the Company's global power supply businesses. Additionally, the special charges, which total $18.5 million (including the $2.8 million write-down of inventory discussed above), cover the elimination of certain nonfocus product lines, the consolidation and rationalization cost of distribution activities and facilities, the write-down of assets in connection with the implementation of new information systems and a reassessment of investments.

     Settlement of Claim. During the second quarter of fiscal 1997, the Company paid $475,000 in an out-of-court settlement of a claim brought by certain former common shareholders of a predecessor of the Company.

The charge of $771,000 ($.06 per share) represents the $475,000 settlement plus legal and other directly-related costs, net of anticipated insurance recoveries.

     Income (Loss) from Operations. As a result of the aforementioned factors, during the first nine months of fiscal 1998, the Company incurred a loss from operations of $20.6 million, as compared to income from operations of $7.5 million during the first nine months of fiscal 1997. Excluding the fiber optic joint venture formation costs, total special charges, purchased in-process R&D, and the settlement of claim, income from operations increased 97.0% to $16.3 million, or 14.7% of net sales, from $8.3 million, or 13.7% of net sales in the first nine months of fiscal 1997.

     Interest Expense. Interest expense increased to $1.6 million during the first nine months of fiscal 1998 as compared to $749,000 in the first nine months of fiscal 1997. This increase resulted primarily from the higher average debt outstanding during the first nine months of fiscal 1998 as compared to the first nine months of fiscal 1997.

     Interest Income. Interest income increased to $1 million during the first nine months of fiscal 1998 as compared to $610,000 in the first nine months of fiscal 1997. This increase is attributable to higher average cash equivalents and short-term investments during the first nine months of fiscal 1998 as compared to the first nine months of fiscal 1997.

     Income (Loss) from Continuing Operations before Income Taxes and Extraordinary Charge. As a result of the aforementioned factors, during the first nine months of fiscal 1998, the Company incurred a loss from continuing operations before income taxes and extraordinary charge of $21.2 million, as compared to income from continuing operations before income taxes and extraordinary charge of $7.4 million during the first nine months of fiscal 1997. Excluding the fiber optic joint venture formation costs, total special charges, purchased in-process R&D, and the settlement of claim, income from continuing operations before income taxes and extraordinary charge increased 93.3% to $15.7 million or 14.2% of net sales, from $8.1 million, or 13.5% of net sales in the first nine months of fiscal 1997.

     Income Taxes. The Company recorded income tax expense of $918,000 for the first nine months of fiscal 1998, as compared to $2.6 million in the first nine months of fiscal 1997. The income tax expense for the first nine months of fiscal 1998 was reduced by a tax benefit of $4.7 million related to the tax-deductible portion of the special charges. Without this reduction, the income tax expense would have been $5.6 million resulting in an effective tax rate of 36% on income from continuing operations, which is comparable to the tax rate of 36% incurred in fiscal 1997.

     Loss from Discontinued Operations. In March 1998, the Company approved a plan to distribute to its shareholders all of the ownership of MicroSun, the subsidiary primarily responsible for development, design, assembly and marketing of metal halide portable fixtures for residential and hospitality uses, in a spin-off transaction which is expected to be tax-free. The Company believes the creation of two separate companies will enable the Company and MicroSun to devote the resources necessary to develop their core strategies in pursuit of their growth objectives. The loss from discontinued operations of $7.3 million represents the total of MicroSun's loss from operations in the first nine months of fiscal 1998 and estimated operating losses through the intended date of the spin-off.

     Extraordinary Charge. The Company recorded a $604,000 extraordinary charge (net of applicable income taxes of $311,000) during the third quarter of fiscal 1998, representing costs associated with the early extinguishment of debt.

FISCAL 1997 COMPARED WITH FISCAL 1996

     Net Sales. Net sales increased 56.8% to $85.6 million for the fiscal year ended June 30, 1997 from $54.6 million for the fiscal year ended June 30, 1996. This increase consisted of a $22.6 million increase in system components, a $6.3 million increase in production equipment, a $700,000 increase in systems, and a $1.4 million increase in materials. The increase in systems components is primarily the result of increased unit sales of the Company's core businesses and the addition, during fiscal 1997, of the Company's newly-acquired power supply businesses. The increase in systems and materials sales arose primarily from increased unit volume, while the increase in equipment sales was attributable to an increase in the number of equipment contracts in-progress for the sale of production equipment, as compared with the contracts in-progress during fiscal 1996.

     Cost of Sales. Cost of sales increased 56.7% to $45.7 million in fiscal 1997 from $29.2 million in fiscal 1996, relatively consistent with the increase in net sales. As a percentage of net sales, cost of sales was 53.4% for both fiscal 1997 and 1996.

     Marketing and Selling Expenses. Marketing and selling expense increased 75.2% to $15.2 million for fiscal 1997, compared with $8.7 million for fiscal 1996. Marketing and selling expense, as a percentage of net sales, increased to 17.7% during fiscal 1997, from 15.8% during fiscal 1996. The increase as a percentage of net sales primarily reflects increased spending to develop new domestic and foreign market opportunities.

     Research and Development Expenses. Research and development expenses increased 76.1% to $5.1 million in fiscal 1997 from $2.9 million in fiscal 1996. As a percentage of net sales, research and development expenses increased to 6.0% in fiscal 1997 from 5.3% in fiscal 1996. The increased spending in this vital area reflected the Company's continued emphasis on the development of additional commercial and industrial products, the introduction of new lamp types and metal halide systems development.

     General and Administrative Expenses. General and administrative expenses increased 15.9% to $7.1 million in fiscal 1997 from $6.2 million in fiscal 1996. As a percentage of net sales, general and administrative expenses decreased to 8.3% in fiscal 1997 from 11.2% in fiscal 1996. The decrease primarily reflects a spending growth rate considerably lower than sales increases, achieved through the leveraging of fixed costs as sales levels increase.

     Settlement of Claims. During fiscal 1997, the Company paid $475,000 in an out-of-court settlement of a claim brought by certain former common shareholders of a predecessor of the Company. The charge of $771,000 ($0.06 per share) represents the $475,000 settlement plus legal and other directly-related costs, net of anticipated insurance recoveries.

     During fiscal 1996, a settlement agreement was entered into by certain principal shareholders of the Company with former holders of preferred stock of a subsidiary of the Company (the "Settlement"). Since the Settlement resulted in a transfer of personal shares held by such shareholders, there was no dilution of the ownership interest of the remaining shareholders of the Company. The Settlement was recorded as a noncash expense in fiscal 1996 and an increase to the Company's paid-in capital. This Settlement resulted in a noncash charge of $2.7 million.

     Fiber Optic Joint Venture Formation Costs. In May 1997, the Company entered into a joint development agreement with Rohm and Haas, for the development of advanced fiber optic cable systems using metal halide lamps. The Company negotiated with Rohm and Haas to form the Unison joint venture focused on the manufacture and sale of fiber optic cable and illuminators and fiber optic lighting systems. In connection with this proposed joint venture, the Company incurred $286,000 of formation and preoperating costs which was charged to operations during fiscal 1997.

     Income from Operations. Income from operations during fiscal 1997 increased to $11.1 million from $4.9 million during fiscal 1996. As discussed above, excluding the nonrecurring charges for the settlements noted above, income from operations for fiscal 1997 would have increased to $11.9 million, a 54.5% increase over the income from operations of $7.7 million that would have been reported for fiscal 1996. As a percentage of net sales, income from operations before the nonrecurring charges would have decreased to 13.9% in fiscal 1997 from 14.1% in fiscal 1996.

     Interest Income. Interest income increased to $845,000 in fiscal 1997, as compared to $232,000 in fiscal 1996. This increase is attributable to the short-term investments and cash equivalents arising from the availability of the net proceeds of the Common Stock offering completed during July 1996.

     Income Taxes. Income tax expense increased to $2.9 million for fiscal 1997 from $1.0 million during the preceding year. The increase was caused by increased profitability in fiscal 1997 and by the utilization of lesser amounts of net operating loss carryforwards ("NOLs") in 1997, compared with the utilization of NOLs in fiscal

1996. At June 30, 1997, the Company had United States NOLs for tax purposes of approximately $4.5 million to offset future taxable income. These NOLs expire in the fiscal years 2006 through 2011.

     Extraordinary Charge. The Company did not record an extraordinary charge in 1997 compared with a $135,000 extraordinary charge (net of applicable income tax benefits of $91,000) recorded in fiscal 1996, representing costs associated with the early extinguishment of debt.

FISCAL 1996 COMPARED WITH FISCAL 1995

     Net Sales. Net sales increased 34.0% to $54.6 million for fiscal 1996 from $40.8 million for fiscal 1995. This increase consisted of a $12.3 million increase in system component sales, a $1.2 million increase in materials sales, and the remainder from increased production equipment sales. The increase in system component and materials sales arose primarily from increased unit volume in all major lamp sales channels and material categories and increased sales of new products.

     Cost of Sales. Cost of sales increased 33.2% to $29.2 million for fiscal 1996 from $21.9 million for fiscal 1995. As a percentage of net sales, cost of sales decreased to 53.4% for fiscal 1996 from 53.7% for fiscal 1995. This slight decrease was primarily the result of improved margins on system components and materials sales, which were somewhat offset by transitional costs of operational integration associated with the acquisition of Current Industries.

     Marketing and Selling. Marketing and selling expenses increased 35.7% for fiscal 1996 to $8.7 million from $6.4 million for fiscal 1995. As a percentage of net sales, marketing and selling expenses remained relatively constant at 15.8% in fiscal 1996 compared to 15.7% in fiscal 1995.

     General and Administrative Expenses. General and administrative expenses increased 12.8% to $6.2 million for fiscal 1996 from $5.5 million for fiscal 1995. As a percentage of net sales, the expenses decreased to 11.2% in fiscal 1996 from 13.4% in fiscal 1995, primarily as a result of fixed costs leveraged against increased sales.

     Research and Development Expense. Research and development expenses increased 73.0% to $2.9 million for fiscal 1996 from $1.7 million for fiscal 1995. As a percentage of net sales, research and development expenses increased to 5.3% for fiscal 1996 from 4.1% for fiscal 1995. These increases arose from increased spending for the: (i) expansion of the line of new lamps intended to replace many first generation metal halide lamps in industrial and commercial applications; (ii) development and testing of electronic power supply systems and (iii) development of new materials for the world's major lighting manufacturers.

     Noncash Settlement of Claim and Restructuring Credit. As mentioned above, fiscal 1996 results include a noncash settlement expense of $2.7 million. In fiscal 1995, the Company recorded a $121,000 credit to operating expenses. This credit resulted from a revision of the Company's plan of disposition for exiting a product line unrelated to lighting. There was no such credit in fiscal 1996.

     Income from Operations. As a result of the factors discussed above, including the effects of the noncash charge for the Settlement and the restructuring credit, income from operations decreased 8.8% to $4.9 million in fiscal 1996 from $5.4 million in fiscal 1995. As a percentage of net sales, income from operations decreased to 9.1% in fiscal 1996 from 13.3% in fiscal 1995. Excluding the noncash charge for the Settlement during fiscal 1996 and the restructuring credit recognized in fiscal 1995, income from operations for fiscal 1996 would have increased to $7.7 million from $5.3 million in fiscal 1995. As a percentage of net sales, income from operations would have increased to 14.1% in fiscal 1996 from 13.0% in fiscal 1995.

     Interest Expense, Net. Interest expense decreased 26.5% to $1.5 million for fiscal 1996 from $2.1 million for fiscal 1995. This decrease resulted from lower average debt outstanding, lower noncash amortization of debt issuance costs and higher interest income for fiscal 1996 as compared to the average debt outstanding, noncash amortization of debt issuance costs and interest income for fiscal 1995.

     Interest Income. Interest income increased to $232,000 during fiscal 1996 as compared to $33,000 for fiscal 1995. This increase is the result of deposits of available proceeds from the Company's initial public offering of Common Stock in fiscal 1996.

     Income Taxes. Income tax expense for fiscal 1996 increased by $753,000 from fiscal 1995 primarily due to higher state and local income taxes and an increase in deferred tax expense attributable to accelerated depreciation for tax purposes.

     Extraordinary Item. The Company recorded a $135,000 extraordinary charge (net of applicable income taxes of $91,000) during fiscal 1996, representing costs associated with the early extinguishment of debt using a portion of the net proceeds from its initial public offering. In fiscal 1995, the Company recorded a $253,000 extraordinary charge (net of applicable income taxes of $168,000), which also represented costs associated with the early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital requirements are for developing manufacturing equipment, market development activities, research and development efforts, investments in business acquisitions, joint ventures and working capital. These requirements have been, and the Company expects they will continue to be, financed through a combination of cash flow from operations, borrowings under various credit facilities and the sale of Common Stock (including the remaining proceeds from the July 1996 and the July 1997 public offerings of Common Stock currently invested in short-term instruments and cash equivalents).

     During July 1997, the Company received net proceeds of $69.3 million from the sale of three million shares of Common Stock in a public offering, of which $33.0 million was used to reduce debt outstanding under the Company's domestic Revolving Credit and Security Agreement and Term Note (the "Loan Agreement") (subsequently terminated and replaced by the Company's $85.0 million Credit Facility (the "Credit Facility")). Approximately $8.5 million of such borrowings had been incurred to fund the Parry acquisition in June 1997, and approximately $5.5 million had been incurred in February 1997 to finance the cash portion of the Ballastronix acquisition. Of the remaining net proceeds, $14.5 million was used for capital expenditures, primarily production equipment and leasehold improvements, $4.8 million was used to purchase 29.0% of Fiberstars, a company specializing in the marketing and distribution of fiber optic lighting products, $2.0 million was contributed to Unison, the Company's joint venture with Rohm and Haas and $11.2 million was used for working capital purposes.

     The Company's working capital (current assets less current liabilities) at March 31, 1998 was $87.6 million, resulting in a working capital ratio of current assets to current liabilities of 3.4 to 1.0, as compared to $42.4 million or 2.5 to 1.0 at June 30, 1997. As of March 31, 1998, the Company had approximately $34.7 million in cash and cash equivalents and short-term investments and had no working capital advances outstanding under the Loan Agreement.

     On January 2, 1998, the Company replaced the Loan Agreement and other borrowings in North America with the Credit Facility. Proceeds from this facility were used to finance the $35.5 million cash portion of the Ruud Lighting acquisition and the $14.5 million cash portion of the DSI acquisition. Proceeds were also used to repay $19.2 million of existing and outstanding North American bank borrowings of the Company, Ruud Lighting and DSI. As a growth company, the Company may need to amend or replace the Credit Facility prior to its maturity on December 31, 2000.

     The early extinguishment of debt under the Loan Agreement resulted in a noncash write-off of deferred financing costs and an extraordinary charge of $604,000, net of applicable income tax benefits of $311,000, in the quarter ending March 31, 1998.

     On March 13, 1998, the Company sold $100 million of its 8% Senior Notes due 2008 (the "Notes"), resulting in net proceeds of $96.2 million. Approximately $76.3 million of the net proceeds of the Notes were used to repay amounts outstanding under the Bank Credit Facility, thereby lengthening the term of the Company's debt, most of which had been incurred to finance the acquisitions of Ruud Lighting and DSI.

     Net cash used in operating activities during fiscal 1997 totaled $4.2 million. Uses of operating cash flow include: (i) an approximately $9.0 million increase in accounts receivable related to equipment contracts and (ii) an increase in inventories to support higher sales levels, offset partially by an increase in accounts payable and accrued expenses resulting from higher levels of business activity. Net cash used in operating activities during the nine months ended March 31, 1998 amounted to $18.1 million, primarily as a result of higher accounts receivable arising from increased sales, an increase in inventory levels to support higher sales service levels, an increase in prepaids and other assets, and a reduction in accounts payable.

     Capital expenditures, primarily for production equipment and leasehold improvements, totaled $18.1 million in fiscal 1997. For the nine months ended March 31, 1998, the Company invested approximately $21.6 million in capital expenditures as compared with $11.6 million for the first nine months of fiscal 1997. Over the next twelve months the Company intends to spend approximately $20 million on capital expenditures, primarily production equipment, and $14.4 million on the expansion and upgrading of distribution, training center, lighting demonstration and office facilities at the Company's world headquarters.

     On March 11, 1998, the Company purchased its existing Solon, Ohio facility for a purchase price of $7.8 million, including the assumption by a single purpose subsidiary of an existing mortgage in the amount of approximately $4.8 million. The Company expects to invest an additional amount of approximately $8.9 million at the facility.

     The Company believes that the successful completion of the July 1997 stock offering and the Notes offering has strengthened its financial position and enhanced its ability to obtain additional financing. In addition, the Company believes that the acquisition of Ruud Lighting will favorably impact its cash flow from operations, as Ruud Lighting has historically achieved significant positive cash flows from its operations.

     The Company believes that the combination of its anticipated cash flows from Ruud Lighting's operations, available cash, current borrowing facilities and strengthened financial position will be sufficient for the Company to fund its operations for at least the next 12 months. In addition, it is the Company's intention to avail itself of appropriate financing alternatives to ensure that growth opportunities, including those arising from acquisitions and additional investments in existing relationships, are realized. If the Company engages in significant acquisition or strategic investment activity in the near to medium term, it may need to obtain additional capital. In this regard, the Indenture relating to the Notes will allow the Company to incur substantial additional amounts of Indebtedness.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires a "management" approach to reporting financial and descriptive information about a Company's operating segments. The Company must adopt this statement in the first quarter of fiscal 1999. Management is currently studying the potential effect of adopting this statement.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides authoritative guidance on accounting for and financial reporting of start-up costs and organization costs. The Company is required to adopt the SOP on July 1, 1999 (though earlier application is encouraged) and, upon adoption, expense all previously capitalized start-up costs and organization costs as a cumulative effect of a change in accounting principle. Management is reviewing its capitalization policies and determining the impact that the adoption of this SOP is expected to have on its consolidated results of operations and financial position.

YEAR 2000 COMPLIANCE

     The Company utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company and purchased software which is run on in-house computer networks. The Company has initiated a review and assessment of all hardware and software to determine whether it will function properly in the year 2000. To date, those vendors which have been contacted have indicated that their hardware or software is or will be year 2000 compliant in time frames that meet the Company's requirements. The Company presently believes that costs associated with the compliance efforts will not have a significant impact on the Company's ongoing results of operations although there can be no assurance in this regard. The Company also has initiated communications with its significant suppliers regarding the year 2000 issue. However, there can be no assurance that the systems of such suppliers, or of customers, will be year 2000 compliant. The failure of suppliers and customers to timely modify their systems to be year 2000 compliant could have a significant impact on the Company's results of operations and its ability to make payments on the New Notes.

FOREIGN CURRENCY

     Approximately 17% of the Company's net sales in fiscal 1997, on a pro forma basis for the Ruud Lighting acquisition, were denominated in currencies other than U.S. dollars, principally Pounds Sterling, Australian dollars and Canadian dollars. A weakening of such currencies versus the U.S. dollar could have a material adverse effect on the Company and its ability to make payments on the New Notes. The Company currently does not hedge its foreign currency exposure.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 7, 1998                      ADVANCED LIGHTING
                                          TECHNOLOGIES, INC.

                                          By    /s/ Wayne R. Hellman
                                                -----------------------
                                                Wayne R. Hellman
                                                Chief Executive Officer

                                 EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION
-----------       -----------

    10.1 Amendment No. 2 dated as of May 13, 1998 to Credit Agreement dated as of January 2, 1998 among the Company, certain financial institutions named therein and National City Bank, as Administrative Agent.

    23.1          Consent of Ernst & Young LLP, Independent Auditors.